UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 28, 2006

Technology Solutions Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19433	36-3584201
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 East Monroe Street, Suite 2600, Chicago, Illinois		60603
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-228-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 28, 2006, Technology Solutions Company ("TSC" or "the Company") announced the appointment of Milton G. Silva-Craig as its President and Chief Executive Officer, effective December 4, 2006. A copy of the press release, dated November 28, 2006, announcing this change is attached to this report and is incorporated by reference herein as Exhibit 99.1.
Mr. Silva-Craig has an employment agreement which provides for him to serve as the Company’s CEO and President at a minimum annual salary of $375,000. The agreement also provides a guaranteed one-time bonus payment of $175,000 to be paid within 30 days of his employment by the Company. The agreement does not have a fixed expiration date and may be terminated by either party on 30 days’ written notice. If Mr. Silva-Craig’s employment is terminated by the Company, he will be entitled to receive his salary and health insurance benefits for a one-year period following the termination as well as a one-time termination payment equal to 50 percent of his annual base salary. Mr. Silva-Craig is receiving a 125,000 share inducement option grant, which will become exercisable if his employment is terminated by the Company. If, following a change in control of the Company Mr. Silva-Craig’s employment is terminated for whatever reason or he resigns within 90 days, he will be entitled to receive (i) his salary and health insurance benefits for a one-year period following the date of resignation or termination and (ii) a one-time termination payment equal to 50 percent of his annual base salary. Also upon a change in control, Mr. Silva-Craig’s unvested options will become exercisable. If Mr. Silva-Craig’s employment with the Company is terminated because of his death or disability, he or his designated beneficiary will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following the termination. If Mr. Silva-Craig chooses to relocate to Chicago, Illinois within 24 months of the date of the agreement, the Company shall reimburse him for all reasonable and necessary expenses associated with moving his household possessions and immediate family from Birmingham, Alabama to Chicago, Illinois. If he sells his home in Birmingham, Alabama at any time prior to the termination of the agreement, the Company will reimburse him for (i) any sales commissions he is required to pay a realtor, up to a maximum of 6% of the sale price of the home, and (ii) any closing costs associated with the sale of his home, up to a maximum of $3,000. Reimbursement of these amounts will be grossed up to the extent necessary to avoid negative tax consequences.
"Change in control" is defined in the employment agreement, as (i) the acquisition by any individual, entity or group, of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of common stock of TSC; (ii) the approval of the stockholders of TSC of a merger, where immediately after the merger, persons who were the holders of a majority of TSC’s outstanding common stock immediately prior to the merger fail to own at least a majority of the outstanding common stock of the surviving entity in substantially the same proportions as their holdings of TSC common stock immediately prior to the merger; or (iii) the sale of substantially all of the assets of TSC other than to a corporation in which more than 60% of the outstanding shares are beneficially owned by the individuals and entities who are the beneficial owners of the Company stock prior to the acquisition. In addition, the employment agreement contains non-competition and non-solicitation provisions that are effective for one year following the termination of employment with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technology Solutions Company

November 28, 2006	By:	Sandor Grosz

Name: Sandor Grosz
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated November 28, 2006, titled Technology Solutions Company Appoints Milton Silva-Craig as President and Chief Executive Officer